UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 24, 2009

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the termination of employment of Richard Flaks, Senior Vice President, Planning, Allocation and Information Technology of The Children’s Place Retail Stores, Inc. (the “Company”), effective as of August 4, 2009 (the “Separation Date”), the Company and Mr. Flaks entered into an agreement and general release (the “Separation Agreement”) on November 24, 2009, pursuant to which, among other things, Mr. Flaks agreed to release the Company from any and all claims and liabilities arising out of his employment with the Company.  Pursuant to the terms of the Separation Agreement, Mr. Flaks is entitled to receive (i) a sum of $499,100, less legally required payroll deductions, payable in 26 bi-weekly installments and (ii) an additional sum of $101,500, less legally required payroll deductions, payable within 14 days of the full execution of the Separation Agreement.  Mr. Flaks also is entitled to receive all wages and payments for accrued but unused paid time off, less any legally required payroll deductions.  Pursuant to the terms of the Separation Agreement, Mr. Flaks shall be subject to certain confidentiality covenants and until the first anniversary of the Separation Date, certain non-competition, non-solicitation and non-interference covenants.

The description of the Separation Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statement and Exhibits.

(d)	Exhibits

Exhibit 10.1	Agreement and General Release, dated November 24, 2009, between The Children’s Place Retail Stores, Inc. and Richard Flaks.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2009	THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan J. Riley
Name: Susan J. Riley
Title: Executive Vice President, Finance and Administration